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                                                                  Exhibit 10.3


BURNHAM PACIFIC

                                  May 31, 2000

Mr. Joseph Wm. Byrne
100 Bush St., Suite 2400
San Francisco, CA 94104

         Re:      SEPARATION AGREEMENT

Dear Mr. Byrne:

         This document, upon your signature, will constitute the agreement between you, Joseph Wm. Byrne ("Byrne") and Burnham Pacific Operating Partnership, L.P., BPP Services, Inc. and Burnham Pacific Properties, Inc. (collectively, the "Company"), on the terms of your separation from employment with the Company. It is understood that both parties want to preclude any dispute between them arising from your employment, your separation or any other matter with the Company.

         1.       It is understood and agreed that:

                  a. May 31, 2000 will be your last day of employment with the Company (the "Effective Termination Date").

                  b. You will be compensated at your current salary and continue to receive all of your current benefits (including, medical insurance, dental insurance, 401K and other current benefits) through the Effective Termination Date.

                  c. As of the Effective Termination Date, you will cease to have any executive authority and/or signing authority on behalf of the Company or its subsidiaries. In addition, you shall no longer carry the title of Executive Vice President or Chief Operating Officer.

                  d. Effective June 1, 2000, your office will be relocated to Suite 1400 (Katherine Banta's former office) on the 14th floor of 100 Bush Street, San Francisco, California (the "New Office").


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Mr. Joseph Wm. Byrne
May 31, 2000
Page 2

                  e. Effective June 1, 2000, you will have no further rights under that certain Senior Executive Severance Agreement dated as of June 30, 1999, as amended (the "Severance Agreement"), and such Severance Agreement shall be deemed terminated as of June 1, 2000.

                  f. Effective June 1, 2000, you will have no further rights under that certain Phantom Shares Agreement dated as of August 1, 1999, as amended (the "Phantom Agreement"), and such Phantom Agreement shall be deemed terminated as of June 1, 2000.

                  g. Effective June 1, 2000, you will have no further rights as a member or otherwise under that certain Limited Liability Company Agreement of Burnham Pacific Employees LLC, dated as of June 1, 1999, as amended (the "LLC Agreement"), and, pursuant to
                           Section 7.02 of such LLC Agreement, the Units held by you shall automatically cease to be issued and outstanding as of June 1, 2000.

                  h. Effective June 1, 2000, you will cooperate with J. David Martin to accommodate the transfer of your shares in BPP Services, Inc. to Mr. Martin pursuant to the terms of the applicable documents of BPP Services, Inc. In consideration for the terms of this Separation Agreement, the transfer price for all of such shares pursuant to Section 11.03 of the applicable documents shall be stipulated to be $1,500.00.

         2. In order to assist you in making this transition, and in consideration of your acceptance of this Separation Agreement by your signing and returning this Agreement within the stated time period, and relinquishing your rights under the agreements recited in Paragraph 1 above, the Company will provide the following:

                  a. During the period from the Effective Termination Date until July 31, 2000, the Company will provide you with the exclusive right to occupy the New Office, the right to parking in the building, and the right to use the office equipment located in the New Office as of the Effective Termination Date (including computer, phone, and voicemail).

                  b. Commencing on the Effective Termination Date and continuing until May 31, 2001, the Company will pay your monthly COBRA premium. COBRA benefit information will be provided to you.


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Mr. Joseph Wm. Byrne
May 31, 2000
Page 3

                  c. At the Company's election, the Company will issue a press release subject to approval by both parties.

                  d. Except to the extent arising out of Byrne's gross negligence or intentional misconduct, the Company shall indemnify, defend and hold Byrne harmless from any and all loss, cost, damage or expense arising out of, or related to the ownership, management or development of any of the Company's properties.

                  e. Following the full execution of this Separation Agreement, the parties shall each fully cooperate with the other to answer questions, participate in meetings, provide testimony and provide information relating to activities of Byrne or the Company during the term of Byrne's employment.

                  f. As a severance payment, the Company shall pay to you, in the manner described below, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Severance Payment"). The Severance Payment shall be paid in twelve equal installments, commencing on June 6, 2000 and on the first day of each month thereafter until, and including, May 1, 2001; provided, however that within 15 days after the occurrence of a Change in Control (as defined in the Severance Agreement), any unpaid portion of the Severance Payment shall be paid to Byrne and the Company shall have no further obligation to pay the Severance Payment to Byrne. The Severance Payment shall be reported on IRS form 1099.

         3. The parties agree not to disclose the terms of this Separation Agreement, the benefits being paid under it or the facts of these payments, except that the parties may disclose this information to those individuals that have a need to know in order for them to render professional or financial services or as may be required by law, rule or regulation.

         4. You also agree to preserve as confidential and not use or disclose any of the Company's trade secrets, confidential knowledge, data or other proprietary information relating to technology, customers, products, business plans, financial or organizational information or other subject matter pertaining to any business of the Company or any of its clients, customers, or licensees from this day forward.

         5. You agree to unconditionally and forever release, and discharge the Company and all its subsidiaries, officers, directors, and employees, and each of them, of and from any


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Mr. Joseph Wm. Byrne
May 31, 2000
Page 4

and all debts, claims, liabilities, demands and cause of action of every kind, nature and description, including but not limited to any claim under federal, state or local law, including the Age Discrimination in Employment Act, the Family Medical Leave Act and any other laws pertaining to employment or employment discrimination which you have or may have or could assert against the Company as of the date of the Agreement. In addition, the Company unconditionally and forever releases, and discharges you of and from any and all debts, claims, liabilities, demands and cause of action of every kind, nature and description, which the Company has or may have or could assert against you as of the date of the Agreement, except to the extent arising out of your gross negligence or intentional misconduct.

         6. It is further understood and agreed that as part of the consideration and inducement for the execution of this Agreement, you and the Company specifically waive the provisions of section 1542 of the California Civil Code, and any equivalent law of any state, which reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         7. You represent that no promise, inducement or other agreement not expressly contained in this Separation Agreement has been made conferring any benefit upon you; that this Separation Agreement contains the entire agreement between us with respect to any benefit conferred upon you; and that all prior agreements; understandings, oral agreements and writings are expressly superseded by this Separation Agreement and are of no further force and effect.

         8. This Separation Agreement is entered into governed by the laws of the state of California.

         9. You will have until 9:00 a.m. on May 31, 2000, to accept the terms of this Separation Agreement. Should you have any questions regarding the release terms and conditions contained in this Agreement, you are advised to consult with your own personal legal/tax advisor.


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Mr. Joseph Wm. Byrne
May 31, 2000
Page 5

         10. To accept this Agreement, please date and return it to Scott C. Verges in the enclosed confidential envelope.

                                                 Sincerely,

                                                 /s/ J. David Martin

                                                 J. David Martin
                                                 President

By signing this letter, I acknowledge that I have had an opportunity to review this Separation Agreement carefully, consult with advisors of my choice, that I understand the terms of the Separation Agreement and I voluntarily agree to them.

/s/ JOSEPH WM. BYRNE                                 May 31, 2000
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JOSEPH WM. BYRNE